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                                                           EXHIBIT 23(b)




                          CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by National City Bancshares, Inc. of our report dated January 24, 1997, on our audit of the consolidated balance sheets of Fourth First Bancorp and subsidiary, as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended
December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the Prospectus/Proxy Statement.



GAITHER RUTHERFORD & CO., LLP
Evansville, Indiana
October 6, 1997